M-Wave, Inc. receives Nasdaq delisting notice

WEST CHICAGO, IL--(MARKET WIRE)— November 28, 2005 -- M-Wave, Inc. (NasdaqSC:MWAV - News), a provider of international electronic procurement services and a virtual manufacturer of customer-specified electronic and satellite installation components announced it had received a delisting notification from Nasdaq on November 22, 2005 stating that based upon the Company’s recently released financial results, the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

The Company must submit a response to Nasdaq on or before December 7, 2005 outlining a specific plan and timeline to achieve and sustain compliance with the Nasdaq rules. If Nasdaq determines that the Company has not presented a plan that adequately addresses the issues noted by Nasdaq, Nasdaq will provide a written notification that the Company’s common shares will be delisted. At that time, the Company will have the right to appeal Nasdaq's determination to a Listings Qualifications Panel.

The Company intends to comply with the continued listing requirements of The Nasdaq Capital Market and intends to submit the plan to Nasdaq by December 7, 2005. No assurance can, however, be given that the Company will be able to submit a satisfactory plan to Nasdaq or that it will be able to timely execute that plan.

“We are committed as a company to take the necessary actions required to remain listed on the Nasdaq Capital Market,” stated Jim Mayer, the Company’s Chief Executive Officer.

The Company expects to report further news as it becomes available.

Contact:

Contact:

Investor contact:

Aurelius Consulting Group:

Dave Gentry
407/644-4256
dave@aurcg.com
http://www.runonideas.com/

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave’s Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave’s DBS division, d/b/a JVI Technologies, is a virtual manufacturer and global supplier of parts to customers in the Digital Broadcasting Satellite industry, including DIRECTV®, DISH NETWORK®, SKY®, STAR CHOICE®, and other global satellite providers. M-Wave entered into this business in early 2005 when it acquired Jayco Ventures Inc. M-Wave’s common stock trades on the NASDAQ Capital Market under the symbol MWAV. M-Wave‘s website is located at www.mwav.com. M-Wave DBS, Inc.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, including M-Wave’s ability to develop a plan that will bring the company into compliance with the Nasdaq Capital Market listing requirements, Nasdaq’s determination that the plan is adequate, and M-Wave’s ability to effect its plan. M-Wave’s plan will be dependent on its anticipated future operations which may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave’s projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave’s existing business, the ability to restructure or dispose of some of its operations, and its ability to raise additional capital. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company’s filings with the Securities and Exchange Commission including M-Wave’s Report on Form 10-KSB for the year ended December 31, 2004, its Forms 10-QSB, and other SEC filings.